Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

The Dow Chemical Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	6.300% Notes due 2033	457(r)	$600,000,000	99.738%	$598,428,000	0.00011020	$65,946.77

Fees to Be Paid	Debt	6.900% Notes due 2053	457(r)	$900,000,000	99.867%	$898,803,000	0.00011020	$99,048.09

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$1,497,231,000		$164,994.86

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$164,994.86

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.